UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2010
Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.

400 N. Ashley Drive, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (813) 274-1000
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     During the fourth quarter of 2010, consistent with our long-term goals to manage and optimize capacity utilization, we decided to close a customer contact management center in the United Kingdom and a customer contact management center in Ireland, both components of the EMEA segment, and decided to close a customer contact management center in Argentina, a component of the Americas’ segment (the “Plan”). These actions were in response to the facilities consolidation and capacity rationalization related to the ICT Group Inc. (“ICT”) acquisition in February 2010 enabling Sykes Enterprises, Incorporated (the “Company”) to reduce operating costs by eliminating redundant space and to optimize capacity utilization rates where overlap exists. We expect to substantially complete these actions on or before December 31, 2010. While we plan to migrate all of the call volumes of the Argentina facility to other facilities within Argentina, we do not anticipate that any of the revenue from the United Kingdom or Ireland facilities, which was projected to be $0.1 million for the fourth-quarter of 2010 and approximately $1.3 million on an annualized basis, will be captured and migrated to other facilities within the region. The number of seats slated for rationalization approximates 400 in the EMEA segment and 400 in the Americas’ segment with a total of 41 employees affected by the Plan (all within the EMEA segment); while the cost savings associated with these actions is anticipated to be approximately $1.6 million annually ($1.0 million in the EMEA segment and $0.6 million in the Americas’ segment). The Plan was approved by the Finance Committee of the Board of Directors of the Company on November 30, 2010. In accordance with our previously discussed 12 to 18 months integration timeline following the ICT acquisition in February 2010, we expect to continue to evaluate opportunities for further such actions around facilities consolidation and capacity optimization.
     The major costs expected to be incurred as a result of these actions are facility-related costs (primarily consisting of those costs associated with the real estate leases), impairments of long-lived assets (primarily leasehold improvements and equipment) and severance related costs totaling an estimated $2.9 million, or $2.4 million and $0.5 million for the EMEA and Americas’ segments, respectively. We estimate $0.5 million of the costs associated with this Plan will be non-cash impairment charges (as detailed below), while approximately $2.2 million will be cash expenditures for facility-related costs, primarily rent obligations in the EMEA segment to be paid through the remainder of the lease terms, the last of which ends in March 2014, and $0.2 million will be cash expenditures for severance related costs in the Americas’ segment. The exact timing and actual amounts of the facility-related payments are dependent upon our ability to sublease these facilities. If the events and circumstances regarding our ability to sublease the facilities change, these estimates would change.
     Since we ceased using these facilities during the fourth quarter of 2010, we charged $2.9 million to income from operations ($2.4 million and $0.5 million for the EMEA and Americas’ segments, respectively), of which $0.5 million was paid in cash for the facility-related costs and severance related costs.
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Item 2.06 Material Impairments.
     In connection with the Plan described above, which is incorporated by reference into this Item 2.06, we recorded non-cash impairment charges of $0.5 million in the fourth quarter of 2010 as follows:

(in millions)	Asset Type	Amount
EMEA — United Kingdom and Ireland	Leasehold improvements and equipment	$0.2
Americas — Argentina	Leasehold improvements	0.3

Total		$0.5

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SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Senior Vice President and Chief Financial Officer

Date: November 30, 2010